Exhibit 10.27

TERMINATION AGREEMENT

This Termination Agreement is dated effective February 17, 2006 (the “Termination Date”) by and between Nabi Biopharmaceuticals, a Delaware corporation with an address at 5800 Park of Commerce Blvd., N.W., Boca Raton, FL 33487 (“Nabi”), and Cambrex Bio Science Baltimore, Inc., a Delaware corporation with an address at 5901 E. Lombard St., Baltimore, MD 21224 (“Cambrex”). Nabi and Cambrex are referred to herein collectively as the “Parties.”

WHEREAS, pursuant to that certain Manufacturing Agreement dated as of October 9, 2003, as amended by that certain Amendment to Manufacturing Agreement, dated as of December 2, 2003 (the “Manufacturing Agreement”) by and between the Parties, Nabi retained Cambrex as a manufacturer of clinical and commercial quantities of Drug Substance and purchased from Cambrex manufacturing services to supply clinical and commercial quantities of such Drug Substance; and

WHEREAS, although the Parties to date have each performed their respective obligations pursuant to the Manufacturing Agreement, the Parties now mutually desire to terminate the Manufacturing Agreement on the terms and conditions set forth below;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows.

1. Capitalized Terms. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Manufacturing Agreement.

2. Termination of Manufacturing Agreement. Effective immediately upon the Termination Date, the Parties agree that the Manufacturing Agreement will be and hereby is canceled and terminated, and shall be of no further force and effect and the rights and obligations of each Party thereunder shall terminate; provided, however, that the specific provisions of the Manufacturing Agreement set forth in Section 21.4 thereof and the rights and obligations contained therein shall survive such termination and remain binding upon each Party, as applicable.

3. Open Delivery/Payment. Cambrex confirms and agrees that, except as set forth in this Section 3, Nabi has satisfied all of its obligations with respect to any amounts due and payable to Cambrex pursuant to the Manufacturing Agreement, including, but not limited to, all payments required to be made pursuant to Section 8 thereof. The Parties further agree that, notwithstanding any provision in the Manufacturing Agreement to the contrary, Nabi’s sole remaining payment obligation to Cambrex under the Manufacturing Agreement (other than a payment obligation that may arise in the future under Section 18 of the Manufacturing Agreement) thereunder consists of (a) payment of invoices relating to Purchase Orders 2500000529, 2500000532, and 2500000534, such payments to equal $250,000, $402,000 and

$66,666, respectively and (b) a final payment for all costs incurred by Cambrex in connection with activities related to termination of the Manufacturing Agreement, such sum not to exceed $50,000 in the aggregate. The parties agree that Cambrex owes no credits in favor of Nabi.

4. Return of Materials. The Parties confirm and agree that they will comply with the requirements set forth in Section 21.3 of the Manufacturing Agreement, including, but not limited to, (a) the return to Nabi or destruction, at Nabi’s election, of any and all Cell Line, Master Cell Bank and Working Cell Bank quantities, (b) the return to Nabi, at Nabi’s sole cost and expense of any and all Nabi Equipment and Materials for which Nabi has reimbursed Cambrex for the Acquisition Cost, and (c) the return by each Party of the other’s Confidential Information, except that neither Party will be required to delete any electronic mail exchanged between the Parties, provided that any Confidential Information contained in such electronic mail shall remain subject to the confidentiality and non-use obligations set forth in Article 19 of the Manufacturing Agreement.

5. Release. The Parties, on behalf of themselves and on behalf of their successors, assignees, and current and former representatives, attorneys, assigns and partners, and any other person or entity claiming by, through or under it or any of them do hereby unconditionally release and forever discharge each other, and each and all of their successors, assigns, and current and former representatives, attorneys, assigns and partners from any and all claims, counterclaims, demands, judgments, liabilities, damages, losses, accounts, bonds, bills, covenants, contracts, agreements, promises, claims, complaints, and causes of action of whatever kind or character, whether known or unknown, at law or in equity, contingent or liquidated (collectively, “Liabilities”), which each may now have or ever had against the other from the effective date of the Manufacturing Agreement to the Termination Date, arising out of or relating to the Manufacturing Agreement, except for Liabilities for which a Party may seek indemnification under Article 18 of the Manufacturing Agreement or any other provision of the Manufacturing Agreement that is intended to survive termination thereof.

6. Authority. Each Party represents and warrants that the undersigned has the authority to act on its behalf and to bind it, and any and all others who may claim through it, to this Termination Agreement. Each person signing this Termination Agreement represents and warrants that he or she has the authority to bind the entity on whose behalf he or she has executed this Termination Agreement to all terms and conditions of this Termination Agreement.

7. Entire Agreement; Amendment. This Termination Agreement contains the entire agreement between the Parties pertaining to the termination of the Manufacturing Agreement and supercedes any and all prior and/or concurrent oral or written negotiations, discussions, agreements, representations and understandings with respect thereto. No modification of this Termination Agreement is valid unless in writing signed by both Parties.

8. Severability. If any provision of this Termination Agreement shall be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such provision had never been contained herein; provided, however, that if the deletion of any provision hereof frustrates an essential purpose of this Termination Agreement or the material rights of a Party hereunder, the Parties shall seek in good faith alternative provisions to achieve the same purposes as the invalid, illegal or unenforceable provision.

9. Governing Law. This Termination Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its internal conflicts of law rules.

IN WITNESS WHEREOF, the Parties have caused this Termination Agreement to be executed under seal as of the Termination Date.

NABI BIOPHARMACEUTICALS

By:	/s/ Raafat Fahim
Name:	Raafat Fahim
Its:	Sr. Vice President, Research, Technical and Production Operations

CAMBREX BIO SCIENCE BALTIMORE, INC.

By:	/s/ Steve Klosk
Name:	Steve Klosk
Its:	Executive Vice President and COO